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                     May 15, 2023

       Stuart Karle
       Counsel
       Blue Ocean Acquisition Corp
       2 Wisconsin Circle, 7th Floor
       Chevy Chase, MD 20815

                                                        Re: Blue Ocean
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 1, 2023
                                                            File No. 001-41112

       Dear Stuart Karle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jon Daly